PINE GROVE ALTERNATIVE INSTITUTIONAL FUND
& PINE GROVE ALTERNATIVE FUND
THREE CANAL PLAZA, SUITE 600
PORTLAND, ME 04101

SECRETARY’S CERTIFICATE

I, Adam R. Waldstein, do hereby certify that I am duly elected and acting Secretary of the Pine Grove Alternative Institutional Fund and the Pine Grove Alternative Fund (together the “Trusts”), each a Delaware statutory trust, and I further certify that the resolutions set forth below were approved by the Board of Directors of each of the Trusts (the "Board"), including a majority of the directors who are not "interested persons", as defined in Section 2(a)(19) of the 1940 Act, of the Company, through the unanimous written consent of the Board:

RESOLVED, That the proposed joint fidelity bond coverage for the Funds, be, and hereby is, approved; and be it

FURTHER RESOLVED, That the form of joint fidelity bond, as presented, in the total coverage amount of $600,000 for the Trusts combined, be, and hereby is, approved; and be it

FURTHER RESOLVED, That upon consideration of the applicable material factors, the proposed allocation of premium for the joint fidelity bond to each Trust, as described in the materials provided in conjunction with this Written Consent, such allocated premium being less than the premium the Trust would have had to pay if it had maintained a single insured bond, be, and hereby is, approved; and be it

FURTHER RESOLVED, That the officers of the Trust be, and each hereby is, authorized to take all actions as they or any of them may determine to be necessary or appropriate in connection with obtaining joint fidelity bond coverage with Pine Grove Alternative Fund and Pine Grove Alternative Institutional Fund and the Man joint insured entities, including making all filings as may be required by Rule 17g-1 under the 1940 Act; and be it

FURTHER RESOLVED, That the Joint Insurance Agreement Among Insureds, in substantially the form as presented in the materials provided in conjunction with this Written Consent, be, and hereby is, approved; and be it

FURTHER RESOLVED, That the officers of the Trust be, and each hereby is, authorized to take any actions and to execute any instruments that may be necessary or advisable to carry out the foregoing resolutions relating to the Trust obtaining fidelity bond coverage.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 29th day of February 2016.

/s/ Adam R. Waldstein
Adam R. Waldstein
Secretary to the Trusts